                                                                       Exhibit 2

                            ASSET PURCHASE AGREEMENT

                            DATED AS OF APRIL 8, 2005

                                      AMONG

                           DELUXE PATTERN CORPORATION,

                     CERTAIN OF ITS AFFILIATES NAMED HEREIN,

                         VENTURE HOLDINGS COMPANY, LLC,

                     CERTAIN OF ITS AFFILIATES NAMED HEREIN,

                                       AND

                            NEW VENTURE HOLDINGS, LLC

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1
   1.1     Definitions...................................................     1

ARTICLE II PURCHASE AND SALE.............................................    10
   2.1     Purchased Assets..............................................    10
   2.2     Excluded Assets...............................................    12
   2.3     Assumed Liabilities...........................................    13
   2.4     Excluded Liabilities..........................................    13
   2.5     Assignments; Cure Amounts.....................................    14

ARTICLE III PURCHASE PRICE...............................................    14
   3.1     Purchase Price................................................    14
   3.2     Allocation of Purchase Price..................................    15

ARTICLE IV CLOSING.......................................................    15
   4.1     Closing Date..................................................    15
   4.2     Payment on the Closing Date...................................    15
   4.3     Buyer's Additional Deliveries.................................    16
   4.4     Sellers' Deliveries...........................................    16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS......................    17
   5.1     Organization of Sellers.......................................    17
   5.2     Subsidiaries and Investments..................................    17
   5.3     Authority of Sellers..........................................    17
   5.4     Real Property.................................................    18
   5.5     Title to Property.............................................    20
   5.6     Taxes.........................................................    20
   5.7     Absence of Certain Developments...............................    20
   5.8     Sellers' Intellectual Property................................    20
   5.9     Employment Matters............................................    21
   5.10    Sufficiency of Assets.........................................    22
   5.11    Compliance with Laws; Governmental Permits....................    22
   5.12    Contracts.....................................................    23
   5.13    Financial Statements..........................................    23
   5.14    No Undisclosed Liabilities....................................    23
   5.15    Litigation....................................................    23
   5.16    Accounts Receivable...........................................    24
   5.17    Equipment.....................................................    24
   5.18    Inventory.....................................................    24
   5.19    Affiliate Transactions........................................    24
   5.20    No Finder.....................................................    24
   5.21    Disclaimer....................................................    25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER.......................    25
   6.1     Organization of Buyer.........................................    25
   6.2     Authority of Buyer............................................    25
   6.3     No Finder.....................................................    26
   6.4     Payment of Purchase Price.....................................    26

ARTICLE VII ACTION PRIOR TO THE CLOSING DATE.............................    26
   7.1     Investigation of the Business by Buyer........................    26
   7.2     Preserve Accuracy of Representations and Warranties...........    26
   7.3     Third Party Consents..........................................    27
   7.4     Governmental Approvals........................................    27
   7.5     Operations Prior to the Closing Date..........................    28
   7.6     Notification of Certain Matters...............................    31
   7.7     Insurance.....................................................    31

ARTICLE VIII ADDITIONAL AGREEMENTS.......................................    31
   8.1     Taxes.........................................................    31
   8.2     Employees and Employee Benefit Plans..........................    32
   8.3     Collection of Receivables.....................................    33
   8.4     Adequate Assurances Regarding Seller Agreements...............    33
   8.5     Performance Under Seller Agreements...........................    34
   8.6     Certain Actions...............................................    34
   8.7     Covenant Not to Compete; Non-Solicitation.....................    34
   8.8     No Liability for Representations and Warranties...............    35

ARTICLE IX CONDITIONS TO CLOSING.........................................    36
   9.1     Conditions to Each Party's Obligations to Effect the Closing..    36
   9.2     Conditions to Obligations of Buyer............................    36
   9.3     Conditions to Obligations of the Sellers......................    37

ARTICLE X TERMINATION....................................................    37
   10.1    Termination...................................................    37
   10.2    Notice of Termination.........................................    38
   10.3    Effect of Termination.........................................    38

ARTICLE XI GENERAL PROVISIONS............................................    38
   11.1    Survival of Obligations.......................................    38
   11.2    Confidential Nature of Information............................    38
   11.3    Investigation.................................................    39
   11.4    No Public Announcement........................................    40
   11.5    Notices.......................................................    40
   11.6    Successors and Assigns........................................    42
   11.7    Access to Records after Closing...............................    42
   11.8    Entire Agreement; Amendments; Schedules.......................    42
   11.9    Interpretation................................................    43
   11.10   Waivers.......................................................    43
   11.11   Expenses......................................................    43

   11.12   Partial Invalidity............................................    43
   11.13   Execution in Counterparts.....................................    43
   11.14   Further Assurances............................................    44
   11.15   Governing Law.................................................    44

                                    SCHEDULES

SECTION   SCHEDULE*
-------   ---------
1.1(a)    Persons With Knowledge
1.1(b)    Third Party Consents
2.1(e)    Seller Agreements
2.1(n)    Foreign Subsidiaries
2.2(d)    Excluded Assets
2.2(g)    Excluded Accounts Receivable
2.2(i)    Actions Against Other Sellers
2.3(g)    Assumed General Unsecured Claims
5.2       Subsidiaries and Investments
5.4(a)    Owned Real Property
5.4(b)    Leased Real Property
5.5       Title to Property
5.6       Taxes
5.8(a)    Intellectual Property
5.8(b)    Intellectual Property Licenses and Agreements
5.8(c)    Intellectual Property Violations, Claims and Actions
5.9(c)    Unfair Labor Practice, Charges and Other Employee-Related
             Complaints or Claims
5.9(d)    Labor and Collective Bargaining Agreements
5.13      Financial Statements
5.15      Litigation
5.19      Affiliate Transactions
8.2(a)    Employees Not Given Offers
8.2(b)    Employee Benefit Plans
8.2(d)    Employee and Consulting Agreements

EXHIBITS

EXHIBIT A - DELUXE ENTITIES
EXHIBIT B - VENTURE ENTITIES
EXHIBIT C - ASSIGNMENT AND ASSUMPTION AGREEMENT*
EXHIBIT D - BILL OF SALE*
EXHIBIT E - ASSIGNMENT OF PATENTS*
EXHIBIT F - ASSIGNMENT OF TRADEMARKS*
EXHIBIT G - ASSIGNMENT OF COPYRIGHTS*
EXHIBIT H - ASSIGNMENT OF DOMAIN NAMES*
EXHIBIT I - KEY EMPLOYEE RETENTION PROGRAM TERMS*
EXHIBIT J - LOAN AGREEMENTS*
EXHIBIT K - SALE ORDER*

*Note: Copies of the Schedules / omitted Exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of April 8, 2005 (this "Agreement"), among Deluxe Pattern Corporation, a Michigan corporation ("Deluxe Pattern"), and certain of its Affiliates listed in Exhibit A attached hereto (together with Deluxe Pattern, the "Deluxe Entities"), Venture Holdings Company, LLC, a Michigan limited liability company ("Venture Holdings"), and certain of its Affiliates listed in Exhibit B attached hereto (together with Venture Holdings, the "Venture Entities", and together with the Deluxe Entities, "Sellers") and New Venture Holdings, LLC, a Delaware limited liability company ("Buyer").

          WHEREAS, the Venture Entities are, among other things, engaged in the business of the supply, design, system integration and manufacture of interior and exterior plastic components, modules and systems for the automotive industry and other industries (the "Venture Business");

          WHEREAS, the Deluxe Entities are, among other things, engaged in the business of the ownership of real estate, machinery and equipment and intellectual property and the performance of manufacturing related and administrative services (including design work and tooling) and marketing formats integral to the supply, design, system integration and manufacture of interior and exterior plastic components, modules and systems for the automotive industry (the "Deluxe Business", and together with the Venture Business, the "Business");

          WHEREAS, each of the Venture Entities and Deluxe Entities has commenced reorganization proceedings by filing a voluntary petition for relief with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code (each, a "Filing" and together, the "Filings"); and

          WHEREAS, Sellers desire to sell or cause to be sold to Buyer, and Buyer desires to purchase, subject to the approval of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code, substantially all of the assets of the Business, together with Buyer assuming certain liabilities related thereto, all on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Sellers and Buyer as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "ACTION" means any legal action, suit or arbitration, or any inquiry, proceeding or investigation, by or before any Governmental Authority.

          "AFFILIATE" means, with respect to any specified Person at any time,
(a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 10% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) any relative (including by marriage or adoption) (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 10% of any class of equity interests at such time.

          "AGENT" has the meaning specified in Section 1.1.5. of the Settlement Agreement.

          "AGREEMENT" has the meaning specified in the first paragraph.

          "ALLOCATION SCHEDULE(S)" has the meaning specified in Section 3.2.

          "ANCILLARY DOCUMENTS" means the Bill of Sale, Deeds, Assignment and Assumption Agreement, Assignment of Patents, Assignment of Trademarks, Assignment of Copyrights and Assignment of Domain Names.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement in substantially the form of Exhibit C.

          "ASSIGNMENT OF COPYRIGHTS" has the meaning specified in Section
4.4(b).

          "ASSIGNMENT OF DOMAIN NAMES" has the meaning specified in Section 4.4(b).

          "ASSIGNMENT OF PATENTS" has the meaning specified in Section 4.4(b).

          "ASSIGNMENT OF TRADEMARKS" has the meaning specified in Section
4.4(b).

          "ASSUMED LIABILITIES" has the meaning specified in Section 2.3.

          "AVAILABLE EMPLOYEES" has the meaning specified in Section 8.2(a).

          "AVOIDANCE ACTIONS" means any and all claims for relief of Sellers under Chapter 5 of the Bankruptcy Code.

          "AUCTION DATE" has the meaning specified in Section 2.1.

          "BANKRUPTCY CODE" means 11 U.S.C. Sections 101 et seq.

          "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division or any other court of competent jurisdiction agreed to by Buyer and Sellers.

          "BANKRUPTCY PROCEEDINGS" means the proceedings in the Bankruptcy Court involving Sellers.

          "BILL OF SALE" means the Bill of Sale substantially in the from of Exhibit D.

          "BUSINESS" has the meaning specified in the second recital.

          "BUYER" has the meaning specified in the first paragraph.

          "CLOSING" has the meaning specified in Section 4.1.

          "CLOSING DATE" has the meaning specified in Section 4.1.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTRACTS" means all contracts, agreements, indentures, notes, bonds, Leases, leases, subleases, licenses, sublicenses, commitments, indemnities, assignments, understandings and arrangements, whether written or oral.

          "COPYRIGHTS" means all United States and foreign copyright interests in any original work of authorship, whether registered or unregistered, including all United States copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

          "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "CREDIT BID" has the meaning specified in Section 1.1.18. of the Settlement Agreement.

          "DEEDS" means the deeds transferring the Owned Real Property to be delivered pursuant to Section 4.4(a).

          "DELUXE ENTITIES" has the meaning specified in the first paragraph.

          "DELUXE PATTERN" has the meaning specified in the first paragraph.

          "DISCLOSURE SCHEDULE" means the written information that Sellers have prepared and delivered to Buyer pursuant to the terms of this Agreement setting forth information regarding the Business, the Purchased Assets, the Assumed Liabilities and other matters with respect to Sellers specified therein.

          "DOMAIN NAMES" is any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet. A Domain Name may or may not also be a Trademark.

          "EGTRRA" means the Economic Growth and Tax Relief Reconciliation Act of 2001.

          "ELECTRONIC DATA ROOM" means (i) documents posted by Sellers on www.intralinks.com and (ii) four CD-ROMs provided to Buyer by Sellers labeled as follows: "Venture Holdings Electronic Data Room North America & Europe 3/9/05-#D1-2B," "Venture Holdings Electronic Data Room Deluxe & Revised Model 3/9/05-#D2-8," "Data Room Documents France" and "Data Room Documents Bohemia".

          "ENCUMBRANCE" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, license, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, charges, encroachment, covenant, restriction, right of way, state of fact, defect in title or other encumbrance of any kind.

          "ENVIRONMENT" means all air, water vapor, surface water, groundwater, drinking water supply or land, including land surface or subsurface, and includes all fish, wildlife, biota and all other natural resources.

          "ENVIRONMENTAL LAWS" means all foreign, federal, state or local environmental, land use, health, chemical use, safety and sanitation laws, statutes, ordinances, rules, regulations (including with respect to the Business, specific Environmental Permits and Orders) and codes, as in effect on the date hereof, relating to the protection of the Environment and/or governing the discharge of pollutants or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, including but not limited to the Resource Conservation and Recovery Act of 1976 as amended ("RCRA"), the Clean Air Act as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970 and state and foreign statutes similar to or based upon the foregoing, as the same are in effect on the date hereof.

          "ENVIRONMENTAL PERMITS" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Laws relating to: (A) pollution or protection of the Environment including those relating to a Release of any Hazardous Substances into the Environment, (B) the use, treatment, storage, disposal, generation, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or Hazardous Substances, or (C) the ownership, use, operation, cleanup or remediation of leased or owned properties.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCLUDED ACTION" means the Action by certain Sellers against Autoliv ASP, Inc. for breach of contract, which Action is presently pending in the United States District Court for the Eastern District of Michigan.

          "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

          "EXCLUDED LIABILITIES" has the meaning specified in Section 2.4.

          "EXIT CASH REQUIREMENT" has the meaning specified in Section 1.1.34. of the Settlement Agreement.

          "FACILITIES" means any plant, building, facility, structure, underground storage tank, equipment or unit, or other assets owned, leased or operated by any of Sellers and used in the conduct of the Business.

          "FILING" has the meaning specified in the third recital.

          "FINAL ORDER" means, for purposes of the consents required from any Governmental Authority, an action by any such Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, or where the time period for any further action by such Governmental Authority has expired without further action by such Governmental Authority. Notwithstanding the foregoing, in the case of any consent required of a Governmental Authority, such consent by such Governmental Authority shall be deemed a Final Order even if there is a timely request for stay, appeal, reconsideration, review or rehearing challenging the action by such Governmental Authority, unless in the reasonable opinion of Buyer (x) such challenge has a substantial probability of success on its merits or (y) such challenge, if successful, would reasonably be expected to have a Material Adverse Effect.

          "FINAL SALE ORDER" means a Sale Order that has not been reversed, stayed, modified or amended, and for which the time to appeal, seek certiorari or motion for reargument or rehearing has expired, and for which no appeal, petition for certiorari or motion for reargument or rehearing has been timely taken.

          "FINANCIAL STATEMENTS" has the meaning specified in Section 5.13(a).

          "GAAP" means generally accepted accounting principles in the United States.

          "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

          "GOVERNMENTAL PERMITS" means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Authority which are necessary or customary for Sellers to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted or proposed to be conducted.

          "HAZARDOUS SUBSTANCE" means any substance, whether solid, liquid or gaseous, that is listed, defined or regulated as a "hazardous substance," "hazardous waste," or "solid waste," or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause contamination or a nuisance or a hazard to the Environment or to the health or safety of persons.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

          "INTELLECTUAL PROPERTY" means all intellectual property owned, used or licensed (as licensor or licensee) by a Seller, or that has been used in the Business of a Seller, or in any product, service, technology or process currently or formerly offered by a Seller, or currently under development by a Seller, including all Software, Copyrights, Patents, Trademarks, Trade Secrets and Domain Names, all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world, and the right to sue for and recover damages, profits and any other remedy for past, present, or future infringement or other violation relating to any of the foregoing.

          "INTEREST" means any claim defined in Section 101(5) of the Bankruptcy Code, as well as any other claim, judgment, demand, confidentiality restriction, option, right of first refusal, right to any equitable remedy and restrictions of any kind or nature.

          "INVENTIONS" means novel devices, processes, compositions of matter, methods, techniques, improvements, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable.

          "INVENTORY" has the meaning specified in Section 2.1(c).

          "IRS" means the Internal Revenue Service.

          "KERP" means the Key Employee Retention Program of certain Sellers in accordance with the terms set forth on Exhibit I attached hereto, as approved by the Bankruptcy Court on March 11, 2005.

          "KNOW-HOW" means scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business.

          "KNOWLEDGE" means, with respect to Sellers, as to a particular matter, the actual knowledge after reasonable investigation of the Persons set forth on
Schedule 1.1(a).

          "LEASED REAL PROPERTY" has the meaning specified in Section 5.4(b).

          "LEASES" has the meaning specified in Section 5.4(b).

          "LIABILITY" means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

          "LICENSE" has the meaning specified in Section 5.8(b).

          "LOAN AGREEMENTS" means the lending agreements set forth in Exhibit J.

          "MATERIAL ADVERSE EFFECT" means any fact, condition, change or event that would, individually or in the aggregate, materially and adversely affect the Purchased Assets or the Business (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, except to the extent that any such fact, condition, change or event results from or arises out of (i) the Filings,
(ii) the announcement of this Agreement or the consummation of the transactions contemplated hereby, or (iii) changes in general economic conditions or changes affecting the industry in which the Business operates generally.

          "NON-TRANSFERRED SUBSIDIARY" has the meaning specified in Section 2.2(f).

          "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

          "OWNED REAL PROPERTY" has the meaning specified in Section 5.4(a).

          "PATENTS" means United States and foreign patents (including certificates of invention and other patent equivalents), patent applications, provisional applications and patents issuing therefrom, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals, patent disclosures, Inventions (whether or not patentable or reduced to practice) or improvements thereto.

          "PERMITTED ENCUMBRANCES" means (a) liens for Taxes and other governmental charges and assessments arising in the ordinary course of the Business that are not yet due and payable or that are being contested in good faith and are fully reserved against on the Reference Date Balance Sheet, (b) liens of landlords and liens of carriers, warehousemen, mechanics, molders, fabricators and tool or die makers, personal property lessors and materialmen and other like liens arising in the ordinary course of the Business for sums not yet due and payable or that are being contested in good faith and are fully reserved against on the Reference Date Balance Sheet, and (c) other non-monetary restrictions, covenants, easements, rights of way or imperfections on real property that do not prohibit, and are not violated by, the consummation of the transactions contemplated by this Agreement, and that do not materially detract from the value or the use of such real property for its current use and do not, and are not reasonably likely to, have a Material Adverse Effect.

          "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

          "PURCHASE PRICE" has the meaning specified in Section 3.1.

          "PURCHASED ASSETS" has the meaning specified in Section 2.1.

          "REFERENCE DATE" means February 28, 2005.

          "REFERENCE DATE BALANCE SHEET" means the unaudited pro forma balance sheet of the Business as of the Reference Date which has been delivered to Buyer.

          "RELEASE" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Substance).

          "REPRESENTATIVES" means with respect to any Person, its officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

          "REQUIRED CONSENTS" means, collectively, (a) the filings by Sellers and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (b) consents required under foreign anti-trust or competition laws.

          "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances or requirements enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements, employees and employee benefits, patient confidentiality, the health care industry and third-party reimbursement) or common law.

          "SALE HEARING" means the hearing in the Bankruptcy Court to consider approval of the transactions contemplated under this Agreement and all Ancillary Documents.

          "SALE ORDER" means an order of the Bankruptcy Court, substantially in the form of Exhibit K, approving this Agreement and the Ancillary Documents, and authorizing, pursuant to all applicable sections of the Bankruptcy Code, all of the transactions and agreements contemplated hereby and thereby, which order shall not have been stayed, vacated or otherwise rendered ineffective.

          "SALE PROCEDURES ORDER" means the February 1, 2005 order of the Bankruptcy Court approving an auction and bidding procedures for the sale of substantially all of the Sellers' assets.

          "SELLER AGREEMENTS" has the meaning specified in Section 2.1(e).

          "SELLERS" has the meaning specified in the first paragraph.

          "SELLER GROUP MEMBER" means Sellers and their Affiliates and their respective successors and assigns.

          "SENIOR LENDERS" has the meaning specified in the Settlement
Agreement.

          "SETTLEMENT AGREEMENT" means that certain Global Settlement Agreement dated as of March 31, 2005, by and among JPMorgan Chase Bank, N.A., as administrative agent, the Official Committee of Unsecured Creditors, certain of the Venture Entities and the Deluxe Entities.

          "SOFTWARE" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation, technical manuals and materials, whether in source code, object code or human readable form, and any licenses or rights with respect to the foregoing.

          "SUBSIDIARY" means any entity in which a Seller or a Transferred Subsidiary has an equity interest, directly or indirectly.

          "SUPPLIER DEPOSITS" means all deposits and pre-payments made by any Seller to suppliers as advance payments with respect to materials, services, goods or supplies to be received.

          "TAX" means (i) any federal, state, local or foreign net income, alternative or add-on minimum, ad valorem, value-added, gross income, gross receipts, windfall profits, severance, production, environmental (including taxes under Section 59A of the Code), property, sales, use, transfer, stamp, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority; and (ii) any liability of Sellers for the payment of amounts of a type described in clause
(i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Sellers under any Tax sharing arrangement or Tax indemnity agreement.

          "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

          "TERMINATION DATE" has the meaning specified in Section 10.1.

          "THIRD PARTY CONSENTS" means the consents, approvals and waivers set forth on Schedule 1.1(b).

          "TRADE PAYABLES" means accounts payable to trade creditors (other than employees of Sellers) for goods and services furnished to the Business.

          "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names (including all assumed or fictitious names under which the Business has been conducted), and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, whether registered or unregistered, and registrations and pending applications to register the foregoing (including intent to use applications), and all goodwill related to the foregoing.

          "TRADE SECRETS" means confidential ideas, trade secrets, Know-How, concepts, methods, processes, formulae, algorithms, reports, data, customer lists, mailing lists, business plans, market surveys, market research studies, information contained on drawings and other documents, information relating to research, development or testing, or other proprietary and confidential information.

          "TRANSFER TAXES" has the meaning specified in Section 8.1(b).

          "TRANSFERRED EMPLOYEES" has the meaning specified in Section 8.2(a).

          "TRANSFERRED SUBSIDIARY" has the meaning specified in Section 2.1(n).

          "TREASURY REGULATIONS" means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

          "VENTURE BUSINESS" has the meaning specified in the first recital.

          "VENTURE ENTITIES" has the meaning specified in the first paragraph.

          "VENTURE HOLDINGS" has the meaning specified in the first paragraph.

          "WARN ACT" means the Worker Adjustment and Retraining Notification
Act.

          "WINGET ACTIONS" means Actions against the Winget Defendants.

          "WINGET DEFENDANTS" has the meaning specified in the Settlement Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

     2.1 PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances and Interests (except for Permitted Encumbrances and Assumed Liabilities), all right, title and interest of Sellers in, to or under the properties and assets of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, licensed, used or held for use in or relating to the Business as the same shall exist on the date hereof or be acquired after the date hereof in the ordinary course of the Business, except as subsequently disposed of in accordance with the provisions of this Agreement (herein collectively called the "Purchased Assets"), including all right, title and interest of each Seller in, to or under:

     (a) all notes and accounts receivable generated by the Business, except those listed or described in Schedule 2.2(g);

     (b) all of the assets reflected on the Reference Date Balance Sheet or in the notes thereto, except those assets disposed of or converted into cash after the Reference Date in the ordinary course of the Business consistent with past practice and not in violation of any provisions of this Agreement;

     (c) all raw materials, supplies, work-in-process, finished goods, packaging materials, samples and other materials included in the inventory of the Business (the "Inventory");

     (d) all machinery, equipment, appliances, vehicles, tools, spare parts, accessories, furniture and other personal property used in the Business;

     (e) all Contracts listed or described in Schedule 2.1(e), other than those excluded pursuant to the next to last paragraph of this Section 2.1, as the same may be supplemented pursuant to Section 2.5 (the "Seller Agreements");

     (f) the Owned Real Property, except for the Owned Real Property listed on
Schedule 2.2(d), and all Leases of Leased Real Property;

     (g) all Governmental Permits;

     (h) all Intellectual Property owned, licensed or used by the Sellers, or otherwise used, or held for use, in or relating to the Business (including all goodwill associated therewith);

     (i) all products and Intellectual Property in or related thereto in development by the Sellers for use in or relating to or otherwise in development for the Business;

     (j) all computer software programs and software systems owned, licensed or used by the Sellers, or otherwise used, or held for use, in or relating to the Business, including all websites, databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation, technical manuals and materials, whether in source code, object code or human readable form, and any licenses or right relating to the foregoing;

     (k) all books, records, files, invoices, Inventory records, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the Business;

     (l) all telephone, telex and telephone facsimile numbers and other directory listings used in connection with the Business;

     (m) all refundable security deposits, and all benefits and rights arising from prepaid expenses and prepaid rent for or relating to the Purchased Assets;

     (n) the capital stock of the foreign Subsidiaries of Sellers listed in
Schedule 2.1(n) (each a "Transferred Subsidiary");

     (o) all Supplier Deposits;

     (p) subject in all respects to the terms of the Sale Procedures Order (to the extent, if any, as modified by the Settlement Agreement), and except for the rights, claims and Actions listed or described in Schedule 2.2(i), the Avoidance Actions, the Winget Actions and the Excluded Action, all of Sellers' and its Affiliates' rights, claims and Actions against third parties relating to the Business or the Purchased Assets arising out of transactions, events or a state of facts occurring or existing prior to the Closing Date; and

     (q) all goodwill related to any of the foregoing.

          At any time at least five days prior to the Closing Date, Buyer, in its discretion by written notice to Sellers, may exclude from being assigned pursuant hereto any Contracts, other than Contracts described in Section 8.2, and such Contracts shall not constitute Seller Agreements, and Buyer shall not acquire any rights or assume any Liabilities with respect thereto. Upon Buyer's reasonable request, and, as applicable, in accordance with the Sale Order, Sellers shall provide additional detailed information as to the Liabilities under the Contracts sufficient for Buyer to make an informed assessment whether to accept an assignment and assumption of such Contracts hereunder.

          At any time prior to three business days prior to the date of the auction provided for in the Sale Procedures Order (the "Auction Date"), Buyer may, in its discretion by written notice to Sellers, designate any of the Purchased Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated. Buyer acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Purchased Assets as Excluded Assets. Notwithstanding any other provision hereof, the Liabilities of Sellers under or related to any Purchased Asset excluded under this paragraph will constitute Excluded Liabilities.

     2.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

     (a) all minute books and capital stock transfer books and the corporate seal, if any, of Sellers;

     (b) all refunds of any Tax for which any Seller is liable pursuant to
Section 8.1;

     (c) any Contracts not listed or described in Schedule 2.1(e), as the same may be supplemented pursuant to Section 2.5;

     (d) the assets listed in Schedule 2.2(d);

     (e) The following shall be Excluded Assets: all Avoidance Actions, the Winget Actions, the Excluded Action and each Seller's rights, claims and Actions against third parties relating to the Business or the Purchased Assets which (1) might arise in connection with the discharge by Sellers of the Excluded Liabilities or (2) are pending Actions as of the Closing Date; provided, however, that subject to the limitation, if any, expressly set forth in the Settlement Agreement, this clause (2) shall not include the Actions for infringement of Intellectual Property rights against Autoliv ASP, Inc. and Delphi Corporation pending in the United States District Court for the Eastern District of Michigan;

     (f) the capital stock, membership interests or other equity interests of any domestic Subsidiaries (each a "Non-Transferred Subsidiary") of any Seller;

     (g) all intercompany receivables of Sellers and all other accounts receivable of Sellers described in Schedule 2.2(g), other than receivables owed by a Transferred Subsidiary to a Seller;

     (h) all cash and cash equivalents of Sellers, except for any Supplier Deposit; and

     (i) each Seller's rights, claims and Actions against any other Seller or any Affiliate of any other Seller listed or described in Schedule 2.2(i).

     2.3 ASSUMED LIABILITIES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall execute and deliver to Sellers the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the following Liabilities (without duplication) existing as of immediately prior to the Closing (collectively the "Assumed Liabilities") and no others:

     (a) all obligations and liabilities of any Seller under the Seller Agreements that arise on or after the Closing Date or arise prior to the Closing Date to the extent requiring performance after the Closing Date, but excluding any such obligations or liabilities arising because of any breach or nonperformance of such Seller Agreements prior to Closing;

     (b) all liabilities for which Buyer is liable pursuant to Section 8.2;

     (c) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.1;

     (d) all post-petition Trade Payables of the Sellers not to exceed $23 million;

     (e) all liabilities that arise after the Closing Date from or are related to Buyer's conduct of the Business, use of the Purchased Assets, sale of any products manufactured and/or sold by Buyer and/or delivery of services by Buyer;

     (f) all obligations of the Purchaser as defined in the KERP; and

     (g) all general unsecured claims listed on Schedule 2.3(g) against and administrative expenses of the Deluxe Entities from the Bankruptcy Proceedings to the extent allowed (except claims or causes of action that have been or could be brought by or on behalf of the estates of the Venture Entities or their Affiliates), subject to all defenses to any such challenges, including the Buyer's right to contest the Venture Entities' or their Affiliates' standing to assert any such challenges.

     2.4 EXCLUDED LIABILITIES. Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of any Seller, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (collectively the "Excluded Liabilities").

     2.5 ASSIGNMENTS; CURE AMOUNTS. Sellers shall transfer and assign all Seller Agreements to Buyer, and Buyer shall assume all Seller Agreements from the Sellers, as of the Closing Date pursuant to Section 365 of the Bankruptcy Code and the Final Sale Order. In connection with such assignment and assumption, Sellers shall provide for cure of all non-monetary defaults and Buyer shall cure any monetary defaults arising under such Seller Agreements to the extent required by Section 365(b) of the Bankruptcy Code. Within ninety days after the Closing Date, Buyer may, in its discretion by giving written notice to Sellers, assume any Contract identified in such notice, and Sellers shall transfer and assign such Contract to Buyer, and Buyer shall assume such Contracts so identified and shall cure any monetary defaults arising under such Contracts to the extent required by Section 365(b) of the Bankruptcy Code. The cure amount under any Seller Agreement shall be an amount determined by Buyer based upon the books and records of Sellers; provided, however, if any non-debtor party to such Seller Agreement disputes such amount, the cure amount for such Seller Agreement shall be the amount determined by the Bankruptcy Court.

          In the case of licenses, certificates, approvals, authorizations, Contracts and other commitments included in the Purchased Assets (a) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer, at the cost and expense of Sellers, in endeavoring to obtain such consent, and if any such consent is not obtained, Sellers shall, subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer, in all reasonable respects and at Sellers' cost and expense, to provide to Buyer the benefits thereof in some other manner, or (b) that are otherwise not transferable or assignable (after giving effect to the Final Sale Order and the Bankruptcy Code), Sellers shall, subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer, at the cost and expense of Sellers, to provide to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder), provided that Sellers shall not be required to expend unreasonable amounts pursuant to clauses
(a) or (b) of this paragraph.

                                   ARTICLE III

                                 PURCHASE PRICE

     3.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the purchase, sale, assignment and conveyance of Sellers' right, title and interest in, to and under the Purchased Assets shall be:

     (a) cash in the amount of the Exit Cash Requirement; plus

     (b) cash in the amount necessary to pay the 506(c) Advance (as defined in the Settlement Agreement), plus

     (c) a Credit Bid, of $500,000 of the Prepetition Obligations (as defined in the Settlement Agreement), plus

     (d) the amount of cash necessary to provide to any Senior Lenders who have not contributed their Prepetition Obligations a percentage cash recovery equal to (x) the aggregate Prepetition Obligations of the Senior Lenders who have contributed their Prepetition Obligations that are included in the Credit Bid, divided by (y) the aggregate Prepetition Obligations of the Senior Lenders who have contributed their Prepetition Obligations, which cash shall be paid on behalf of Sellers directly to the Agent pursuant to the Sale Order for the benefit of the Senior Lenders, as their interests may appear, plus

     (e) the Assumed Liabilities, including cash, if any, required to be paid at the Closing (i) pursuant to the KERP, and (ii) for pre-petition trade payables of the Deluxe Entities as set forth in Schedule 2.3(g), plus

     (f) cure costs pursuant to Section 2.5.

     3.2 ALLOCATION OF PURCHASE PRICE. Within one hundred eighty days after the Closing, Buyer shall deliver to Sellers for Sellers' review and approval allocation schedule(s) (the "Allocation Schedule(s)") allocating the Purchase Price and the Assumed Liabilities that are liabilities for federal income Tax purposes on a dollar basis among the Purchased Assets. The Allocation Schedule(s) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Sellers agree that, following their approval of the Allocation Schedule(s), such approval not to be unreasonably withheld, Sellers shall sign the Allocation Schedule(s) and return an executed copy thereof to Buyer within ten days after receiving the Allocation Schedule(s) from Buyer. Buyer, on the one hand, and Sellers, on the other hand, each agrees to file IRS Form 8594, and all Tax Returns, in accordance with the Allocation Schedule(s). Buyer, on the one hand, and Sellers, on the other hand, each agrees to provide the other promptly with any other information required to complete Form 8594.

                                   ARTICLE IV

                                     CLOSING

     4.1 CLOSING DATE. Upon the terms and subject to the satisfaction of the conditions contained in Article IX, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (the "Closing") shall take place at a mutually agreed upon location at 10:00 A.M. (local time) no later than the fifth Business Day following the date on which the conditions set forth in Article IX have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived in writing, or at such other place or time as Buyer and Sellers may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     4.2 PAYMENT ON THE CLOSING DATE. Subject to fulfillment or waiver (if permissible) of the conditions set forth in Article IX, at Closing Buyer shall pay Sellers an amount in cash equal to the cash portion of the Purchase Price provided for in Sections 3.1(a) and (c) by wire transfer of immediately available funds to the account in the United States specified by Sellers in writing to Buyer at least three business days prior to the Closing.

     4.3 BUYER'S ADDITIONAL DELIVERIES. At or prior to the Closing, Buyer shall deliver to Sellers all the following:

     (a) copies of Buyer's Certificate of Formation, certified as of a recent date by the Secretary of State of the State of Delaware;

     (b) certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

     (c) certificate of an authorized officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Certificate of Formation of Buyer since the date of the certified Certificate of Formation delivered pursuant to Section 4.3(a); (ii) the resolutions of the Board of Managers of Buyer authorizing the execution and performance of this Agreement and the Ancillary Documents to which Buyer is a party and the transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of Buyer executing this Agreement and such Ancillary Documents;

     (d) the Assignment and Assumption Agreement duly executed by Buyer; and

     (e) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Assumed Liabilities to Buyer.

     4.4 SELLERS' DELIVERIES. At or prior to the Closing, Sellers shall deliver to Buyer all the following:

     (a) the Bill of Sale, Deeds and Assignment and Assumption Agreement duly executed by Sellers;

     (b) instruments of assignment of the Patents (the "Assignment of Patents"), Trademarks (the "Assignment of Trademarks"), Copyrights (the "Assignment of Copyrights") and Domain Names (the "Assignment of Domain Names") that are included in the Purchased Assets, if any, duly executed by Sellers, in form for recordation with the appropriate Governmental Authorities, substantially in the form of Exhibits E, F, G, and H, respectively, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer, convey and deliver such assets to Buyer;

     (c) certified copy of the Sale Order;

     (d) certificates or other instruments representing all of the shares or other equity interests of the Transferred Subsidiaries accompanied by stock powers duly executed in blank and otherwise in form reasonably satisfactory to Buyer for transfer of the Transferred Subsidiaries;

     (e) certificates executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and

     (f) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as are necessary or otherwise customary to vest in Buyer all the right, title and interest of Sellers in, to or under any or all the Purchased Assets and other transfer tax forms, affidavits and certificates customarily delivered in connection therewith.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          As used in this Article V, references to Transferred Subsidiary include any Subsidiary of a Transferred Subsidiary. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller jointly and severally represents and warrants to Buyer and agrees as follows:

     5.1 ORGANIZATION OF SELLERS. Each Seller is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. Each Seller is duly qualified to transact business as a foreign corporation or limited liability company and is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its businesses requires such qualification, except where failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. Each Seller has full corporate or limited liability company power (as the case may be) and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted. Each Transferred Subsidiary is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation. Each Transferred Subsidiary has full power and authority to own its properties and assets and to carry on the Business as now conducted.

     5.2 SUBSIDIARIES AND INVESTMENTS. Except as set forth in Schedule 5.2, Sellers do not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, membership interests or other equity interests in any Person. All outstanding voting securities, membership interests or other equity interests of each Transferred Subsidiary are 100% owned by Sellers and after Closing, Buyer shall own, free and clear of all Encumbrances and Interests, all outstanding voting securities and other equity interests of each Transferred Subsidiary.

     5.3 AUTHORITY OF SELLERS. (a) Each Seller has full power and authority to execute, deliver and, subject to the entry of the Sale Order, perform this Agreement and each of the Ancillary Documents to which each Seller is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by each Seller have been duly authorized and approved by each Seller's board of directors (or similar governing body), is in accordance with the Bankruptcy Code and, subject to the entry of the Final Sale Order, does not require any authorization or consent of any Seller's shareholders or members that has not been obtained. This Agreement has been duly authorized, executed and delivered by Sellers and, subject to the entry of the Final Sale Order, is the legal, valid and binding obligation of Sellers enforceable in accordance with its terms, and each of the Ancillary Documents to which each Seller is a party has been duly authorized by Sellers and upon execution and delivery by Sellers and subject to the entry of the Final Sale Order, will be a legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

     (b) Subject to receipt of the Required Consents and the Third Party Consents, neither the execution and delivery of this Agreement or any of the Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default, or permit the acceleration of any liability or obligation, under (1) any charter (or similar governing instrument) or Bylaws (or similar governing document) of any Seller or any Transferred Subsidiary, (2) any Governmental Permits, (3) any Court Order to which any Seller or any Transferred Subsidiary is a party or any of the Purchased Assets is subject or by which any Seller or any Transferred Subsidiary is bound, (4) any Requirements of Law affecting Sellers or any Transferred Subsidiary or the Purchased Assets, or (5) any Seller Agreement listed or described on Schedule 2.1(e) on the date hereof.

     5.4 REAL PROPERTY. (a) Schedule 5.4(a) lists, as of the date of this Agreement, all real property which is owned by any Seller and used in connection with the Business (collectively, the "Owned Real Property").

          (i) Sellers have received all Governmental Permits which are necessary or appropriate in connection with Sellers' occupancy, ownership or leasing of the Owned Real Property and the present use of the Owned Real Property that constitutes a Purchased Asset does not violate the Governmental Permits applicable thereto, except where the failure to receive, or violation of, a Governmental Permit would not reasonably be expected to have a Material Adverse Effect.

          (ii) No Seller has received written notice or otherwise has knowledge of any pending or threatened (A) condemnation, eminent domain, expropriation or similar proceeding affecting the Owned Real Property that constitutes a Purchased Asset, (B) proceeding to change the zoning classification of any portion of the Owned Real Property that constitutes a Purchased Asset or (C) imposition of any special assessments for public betterments affecting the Owned Real Property that constitutes a Purchased Asset, which in any case would reasonably be expected to have a Material Adverse Effect.

          (iii) To Sellers' knowledge, the Owned Real Property that constitutes a Purchased Asset and the present uses of such Owned Real Property by Sellers are in compliance with, and not in default under or in violation of, any building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Requirements of Law, except for such noncompliance, default or violation that would not reasonably be expected to have a Material Adverse Effect.

     (b) Schedule 5.4(b) lists, as of the date of this Agreement, all leases or other occupancy agreements (collectively, "Leases") of real property used in connection with the Business (the "Leased Real Property"). True, complete and correct copies of the Leases, including any amendments thereto, are available in the Electronic Data Room or have been delivered to Buyer by Sellers.

     (c) Schedules 5.4(a) and 5.4(b) list all of the real property used in connection with the Business.

     (d) Except as would not reasonably be expected to have a Material Adverse
Effect:

          (i) The Sellers and each of the Transferred Subsidiaries have all Environmental Permits as are necessary for the lawful operation of the Business.

          (ii) The ongoing activities of the Business are in compliance with all terms and conditions of the Environmental Permits, are in compliance with, and are not subject to any Order with respect to, any Environmental Laws and none of the Sellers or Transferred Subsidiaries has received notice of, or is aware of facts in connection with the activities of the Business that could constitute, a violation or claim under any Environmental Laws.

          (iii) There have been no Releases of any Hazardous Substances at, on or under any of the properties owned or used by the Sellers or the Transferred Subsidiaries in the conduct of the Business, and to the knowledge of Sellers, none of such properties has been used by any Person as landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under RCRA.

          (iv) The Sellers and Transferred Subsidiaries have not voluntarily assumed any environmental liabilities affecting any of the Owned Real Property that constitutes a Purchased Asset by Contract with any party other than pursuant to this Agreement.

          (v) There are no claims, suits or proceedings by any employee pending or, to the knowledge of any of the Sellers, threatened against any of the Sellers or Transferred Subsidiaries that are premised on the exposure to asbestos or asbestos-containing material in any of the Owned Real Property that constitutes a Purchased Asset.

          (vi) To the knowledge of Sellers, the storage tanks that presently exist on, at or under any of the Owned Real Property that constitutes a Purchased Asset have been operated and maintained in accordance with all Environmental Laws and none of them is Releasing any Hazardous Substance.

          (vii) No Encumbrance has been imposed or asserted on any Owned Real Property that constitutes a Purchased Asset by any Governmental Authority or other Person in connection with any Environmental Law.

          (viii) All material documents, records and information in the possession of the Sellers concerning the condition of the Environment at any of the Owned Real Property that constitutes a Purchased Asset, whether generated by the Sellers or Transferred Subsidiaries or others, including environmental audits and environmental site assessments, are available in the Electronic Data Room or have been delivered to Buyer by Sellers.

     5.5 TITLE TO PROPERTY. Immediately prior to Closing, Sellers will have, and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, and subject to the terms of the Final Sale Order, Sellers will thereby transfer to Buyer, good and marketable title to, or, in the case of property leased or licensed by the Sellers, a valid leasehold or licensed interest in, all of the Purchased Assets, free and clear of all Encumbrances and Interests, except (a) as set forth on Schedule 5.5, (b) Permitted Encumbrances and (c) the Assumed Liabilities.

     5.6 TAXES. Except as set forth on Schedule 5.6, the Sellers and the Transferred Subsidiaries have (i) each timely filed all material Tax Returns required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of the Sellers and its Subsidiaries), which were complete and accurate in all material respects; and (ii) all Taxes shown to be payable on such Tax Returns have been paid. Except as set forth on Schedule 5.6, on the date hereof, (i) no material examination of any such Tax Return of the Sellers or any Transferred Subsidiary is currently in progress by any Governmental Authority; (ii) no material adjustment has been proposed in writing with respect to any such Tax Returns for the last five (5) fiscal years by any Governmental Authority; (iii) there are no waivers in force extending the statutory period of limitation applicable to any such Tax Return of the Sellers or any Transferred Subsidiary; and (iv) no material claim has been made in writing within the last five (5) years by any Governmental Authority in a jurisdiction where the Sellers or any Transferred Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction.

     5.7 ABSENCE OF CERTAIN DEVELOPMENTS. Except as required by law or GAAP, since the Reference Date:

     (a) the Business has been conducted by the Sellers and the Transferred Subsidiaries in the ordinary course of the Business;

     (b) there have not occurred any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; and

     (c) none of the Sellers nor any Transferred Subsidiary has taken any actions described in Section 7.5(b).

     5.8 SELLERS' INTELLECTUAL PROPERTY.

     (a) Schedule 5.8(a) contains a complete list of (i) all issued Patents, and all pending applications for Patents, owned by a Seller; (ii) all registered Trademarks, and all pending applications for Trademarks, owned by a Seller;
(iii) all registered Copyrights, and all pending applications for Copyrights, owned by a Seller; and (iv) all Domain Names owned by a Seller.

     (b) Schedule 5.8(b) contains a complete list of all material licenses, sublicenses, agreements or instruments involving the Intellectual Property of a Seller including (i) all licenses by a Seller to any Person of any Intellectual Property; and (ii) all licenses by any other Person to a Seller of any Intellectual Property (except with respect to generally available

"off-the-shelf" Software) (each a "License"). Except as otherwise disclosed in
Schedule 5.8(b): (i) each License is a valid and binding agreement enforceable in accordance with its terms; (ii) with respect to each License, there is no default (or event that with the giving of notice or passage of time would constitute a default) by a Seller, or to the Sellers' knowledge, the other party thereto, except for defaults that would not reasonably be expected to have a Material Adverse Effect; and (iii) there are no pending and, to the Sellers' knowledge, no threatened claims with respect to any License that, if decided adversely, would reasonably be expected to have a Material Adverse Effect.

     (c) Except as disclosed on Schedule 5.8(c), and except as would not reasonably be expected to have a Material Adverse Effect, (i) no Seller has been alleged to have, nor to Sellers' knowledge has, a Seller infringed upon, misappropriated or otherwise violated any intellectual property or other right of another Person, and (ii) there are no pending, and to the Sellers' knowledge, threatened claims or Actions contesting or challenging the Intellectual Property or Sellers' use of the Intellectual Property owned by another Person, or asserting that the conduct of the Business of any of the Sellers as conducted prior to Closing, infringes, misappropriates or otherwise violates any intellectual property or other right of any Person. To Sellers' knowledge, no third party, including any current or former officer, director, employee or contractor of a Seller, is infringing upon, misappropriating or otherwise violating Sellers' rights to the Intellectual Property.

     5.9 EMPLOYMENT MATTERS.

     (a) The Sellers' and Transferred Subsidiaries' relations with their employees are good and no Seller has any reasonable basis to believe that the consummation of the transactions contemplated by this Agreement would reasonably be expected to have a Material Adverse Effect on relations with the Sellers' or Transferred Subsidiaries' employees.

     (b) The Sellers and the Transferred Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

     (c) Neither the Sellers nor any of the Transferred Subsidiaries are engaged in any unfair labor practice or other unlawful employment practice. Except as disclosed on Schedule 5.9(c), there are no unfair labor practice charges or other employee-related complaints or claims against the Sellers or the Transferred Subsidiaries pending or, to the knowledge of the Sellers, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority by or concerning the employees, independent contractors or consultants of the Sellers and the Transferred Subsidiaries, that if decided adversely would reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.9(c), neither the Sellers nor the Transferred Subsidiaries have (i) been notified by any Governmental Authority of any alleged violation by the Sellers or the Transferred Subsidiaries of applicable law that remains unresolved respecting employment, employment practices or terms and conditions of employment, or (ii) received any notice of the intent of any Government Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Sellers or any of the Transferred Subsidiaries, and, to the knowledge of the Sellers, no such investigation is in progress.

     (d) Except as set forth on Schedule 5.9(d), neither the Sellers nor any Transferred Subsidiary is a party to any labor or collective bargaining agreement, and (i) no other such agreement is currently being negotiated, (ii) neither the Sellers nor any Transferred Subsidiary is under any obligation to negotiate any such agreement, and (iii) as related to the Sellers and the Transferred Subsidiaries, no labor organization or group of employees of the Sellers or the Transferred Subsidiaries has made a pending demand for recognition or certification, there are no existing organization drives, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or, to the knowledge of Sellers, threatened to be brought or filed within the past three (3) years.

     (e) There are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Sellers, threatened with respect to the employees of the Sellers or the Transferred Subsidiaries, nor has any such strike, slowdown or work stoppage occurred or, to the knowledge of the Sellers, been threatened within three (3) years prior to the date hereof.

     (f) Neither the Sellers nor the Transferred Subsidiaries have promised or represented or distributed any written material to any of their management or other key employees that any of such persons will be employed or engaged subsequent to the date hereof or the Closing Date.

     (g) All material levies, assessments and penalties made against the Sellers or the Transferred Subsidiaries pursuant to all applicable workers compensation legislation as of the date hereof have been paid by the Sellers and the Transferred Subsidiaries and the Sellers and the Transferred Subsidiaries have not been reassessed under any such legislation.

     5.10 SUFFICIENCY OF ASSETS. The Purchased Assets are sufficient to carry on the Business substantially in the manner in, and to the extent to, which it is presently conducted.

     5.11 COMPLIANCE WITH LAWS; GOVERNMENTAL PERMITS.

     (a) The Sellers and each of the Transferred Subsidiaries are, and have been, in compliance with all Requirements of Law applicable to their respective operations or the Business, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. None of the Sellers nor any Transferred Subsidiary has received any written notice from any Governmental Authority with respect to, or been charged with, the violation of any Requirements of Law, except in each case where the violation would not reasonably be expected to have a Material Adverse Effect.

     (b) The Sellers and the Transferred Subsidiaries currently (to the extent applicable) have all Governmental Permits which are required for the operation of the Business as presently conducted and all such Governmental Permits are in full force and effect, except in each case where such failure would not reasonably be expected to have a Material Adverse Effect. None of the Sellers nor any Transferred Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any Governmental Permit to which it is a party except where such default or violation would not reasonably be expected to have a Material Adverse Effect.

     (c) The representations and warranties set forth in this Section 5.11 shall not be applicable to Environmental Laws and Environmental Permits, which are covered by Section 5.4(d), or Requirements of Law that are applicable to the Owned Real Property or to employment matters, which are covered by Sections 5.4(a)(iii) and 5.9, respectively.

     5.12 CONTRACTS. Except for the Contracts provided in the Electronic Data Room or otherwise delivered to Buyer by Sellers, Sellers and the Transferred Subsidiaries are not party to any Contract that (i) was not entered into in the ordinary course of the Business, (ii) is a material purchase contract or purchase commitment of the Business that has a remaining term greater than twelve (12) months (other than those which may be terminated on ninety (90) days or less notice without additional cost or penalty) or is in a quantity or amount in excess of the normal, ordinary, usual and current requirements for the operation of the Business or are in excess of market prices generally available to purchasers of similar quantities, or (iii) would reasonably be expected to have a Material Adverse Effect.

     5.13 FINANCIAL STATEMENTS.

     (a) Schedule 5.13 contains true and complete copies of the Reference Date Balance Sheet, (the "Financial Statements").

     (b) The Financial Statements have been prepared from the books and records of the Sellers and the Transferred Subsidiaries and are true and accurate in all material respects and fairly present the financial condition of Sellers and the Transferred Subsidiaries as of the Reference Date.

     (c) Sellers have made available to Buyer prior to the Closing Date accurate and complete copies of all the books of account and accounting records of such Sellers', all of which contain in all material respects true, correct and complete entries with respect to the assets and liabilities of such Seller.

     5.14 NO UNDISCLOSED LIABILITIES. Neither the Sellers nor any of the Transferred Subsidiaries have any Liabilities, except Liabilities (i) in the aggregate adequately provided for in the Reference Date Balance Sheet; (ii) incurred in the ordinary course of the Business and not required under GAAP to be reflected on the Reference Date Balance Sheet; (iii) incurred in connection with the Loan Agreements; (iv) incurred since the Reference Date in the ordinary course of the Business consistent with past practice or as required by applicable Requirements of Law; (v) incurred in connection with this Agreement or the transactions contemplated hereby; or (vi) which individually or in the aggregate (not including Liabilities referred to in clauses (i) through (v) above) would not reasonably be expected to have a Material Adverse Effect.

     5.15 LITIGATION. Except as set forth on Schedule 5.15, there are no Actions pending or, to the knowledge of the Sellers, threatened against the Sellers or the Transferred Subsidiaries or to which the Sellers or the Transferred Subsidiaries are otherwise a party, by or before any Governmental Authority, which would reasonably be expected to have a Material Adverse

Effect. Except as set forth on Schedule 5.15, the Sellers and the Transferred Subsidiaries are not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

     5.16 ACCOUNTS RECEIVABLE. All accounts and notes receivable reflected on the Reference Date Balance Sheet and all accounts and notes receivable arising subsequent to the Reference Date, have arisen in the ordinary course of the Business, represent or will represent legal, valid, binding and enforceable obligations to a Seller and, subject only to reserves for bad debts established in a manner consistent with past practice, have been or (to the Sellers' knowledge) will be collected, or are or (to the Sellers' knowledge) will be collectible, in the aggregate recorded amounts thereof in accordance with their terms and, to the Sellers' knowledge, will not be subject to any contests, claims, counterclaims or setoffs that would reasonably be expected to have a Material Adverse Effect.

     5.17 EQUIPMENT. All of the fixtures and other improvements to the Owned Real Property and Leased Real Property included in the Purchased Assets (including any Facilities) and all of the tangible personal property other than Inventory included in the Purchased Assets are in good working order and repair (ordinary wear and tear excepted), except to the extent as would not reasonably be expected to have a Material Adverse Effect.

     5.18 INVENTORY. All Inventory of any Seller or any Transferred Subsidiary consists of items of a quantity and quality historically useable or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality that are not material to the financial condition or operation of the Business. Inventory possessed by any Seller or any Transferred Subsidiary and owned by others, including goods already sold, is not carried on the Reference Date Balance Sheet as an asset. Inventory on hand as of the date hereof was purchased in the ordinary course of the Business at a cost not exceeding market prices prevailing at the time of purchase except to the extent such purchases would not reasonably be expected to have a Material Adverse Effect.

     5.19 AFFILIATE TRANSACTIONS. Except as disclosed on Schedule 5.19, in the Electronic Data Room or in documents delivered to Buyer by Seller, no Affiliate of any Seller (a) is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of any Seller or any Transferred Subsidiary, (b) is a party to any Contract with any Seller or any Transferred Subsidiary, other than Contracts entered into in the ordinary course of the Business among the Sellers and the Transferred Subsidiaries, (c) has any Action against any Seller or any Transferred Subsidiary, or (d) has a loan outstanding from any Seller or any Transferred Subsidiary.

     5.20 NO FINDER. The Sellers have engaged the firm of Rothschild Inc. to assist them in connection with the matters contemplated by this Agreement and will be responsible for the fees and expenses of such firm. Other than as described in the preceding sentence, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of any Seller or any of their respective Affiliates, except that Jeffries & Co. may assert a claim under an engagement agreement that provides a fee to be paid to it under certain circumstances.

     5.21 DISCLAIMER.

     SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS
     ARTICLE V, BUYER IS ACQUIRING THE PURCHASED ASSETS AND THE BUSINESS "AS-IS, WHERE -IS AND WITH ALL FAULTS", AND NO SELLER MAKES (AND SELLERS EXPRESSLY DISCLAIM) ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS OR THE BUSINESS, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and agrees as follows:

     6.1 ORGANIZATION OF BUYER. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

     6.2 AUTHORITY OF BUYER. (a) Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement and all of the Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by Buyer have been duly authorized and approved by Buyer's Board of Managers and do not require any further authorization or consent of Buyer or its members. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each Ancillary Document to which Buyer is a party has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     (b) Subject to the receipt of the Required Consents (other than the Third Party Consents), neither the execution and delivery of this Agreement or any of such Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event of default under (1) the Certificate of Formation or Operating Agreement of Buyer, (2) any Court Order to which Buyer is a party or by which it is bound or (3) any Requirements of Law affecting Buyer; or

          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, other than filings with the Bankruptcy Court or under the HSR Act or other anti-trust or competition laws.

     6.3 NO FINDER. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller Group Member is liable, and Buyer shall hold harmless and indemnify Seller Group Members from any claims with respect to any such fees or commissions.

     6.4 PAYMENT OF PURCHASE PRICE. Buyer has immediately available funds, or the ability to obtain immediately available funds, for purposes of payment of the entire cash portions of the Purchase Price.

                                   ARTICLE VII

                        ACTION PRIOR TO THE CLOSING DATE

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     7.1 INVESTIGATION OF THE BUSINESS BY BUYER. (a) Sellers shall afford and cause the Business to afford to the authorized Representatives of Buyer access during normal business hours to the offices, properties, employees, outside accountants, business, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, Purchased Assets and Assumed Liabilities to the extent Buyer shall deem necessary or desirable, and shall permit Buyer and its Representatives to make copies of such materials. Seller shall furnish to Buyer or its authorized Representatives such additional information concerning the Purchased Assets, the Business and the operations of the Business and Assumed Liabilities as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its Representatives to (i) verify the accuracy of each Seller's representations and warranties contained in this Agreement, (ii) verify that the covenants of each Seller contained in this Agreement have been complied with, (iii) determine whether the conditions set forth in Article IX have been satisfied and (iv) assist Buyer in the determination of cure amounts pursuant to Section 2.5. The Sellers shall use its reasonable best efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation. No investigation made or discussion had by Buyer or its Representatives hereunder shall affect the representations and warranties of Sellers hereunder.

     (b) To the extent permitted by applicable law, as requested by Buyer from time to time, Sellers shall use reasonable best efforts to cooperate with Buyer in connection with Buyer and Sellers contacting suppliers and customers of the Business.

     7.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall use its reasonable best efforts to refrain from taking any action that would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date. Each party shall promptly notify the other of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the Ancillary Agreements.

     7.3 THIRD PARTY CONSENTS. Sellers will reasonably cooperate with Buyer to secure, before the Closing Date, all Third Party Consents, to the extent such consents are not provided for or satisfied by the Final Sale Order; provided that neither Sellers nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents, approvals or waivers except for such amounts as Sellers shall be obligated to pay as condition to any such assumption and assignment (including cure amounts) pursuant to Section 365(b) of the Bankruptcy Code.

     7.4 GOVERNMENTAL APPROVALS. (a) Subject to Section 7.4(c), as soon as reasonably practicable, Sellers and Buyer shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission ("FTC") and the Department of Justice ("DOJ"), and request early termination of the waiting period under the HSR Act. Each party shall promptly respond to any requests for additional information in connection with such filings and shall take all other reasonable actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing; provided, however, that nothing in this Section shall require Buyer to (A) incur any material liability or obligation of any kind, or (B) agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or to any limitation on, the acquisition, ownership, operation, effective control or exercise of full right of ownership of any Purchased Asset of the Business of Seller or any of Seller's Affiliates or any asset or assets of the business of Buyer. Buyer shall be responsible for payment of the applicable filing fee under the HSR Act, but not Sellers' costs and expenses (including attorneys' fees and other legal fees and expenses) associated with the preparation of Sellers' portion of any antitrust filings. Buyer and its counsel shall be responsible for discussions with the FTC, DOJ, and any other antitrust authorities, after consultation and coordination with Seller and its counsel.

     (b) In addition to the actions to be taken under Section 7.4(a), during the period prior to the Closing Date, Sellers and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Authority required to be obtained by them under non-United States anti-trust or competition laws, in order to assign or transfer any Governmental Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Article IX, in each case as necessary to the extent such consents are not provided for or satisfied by the Sale Order; provided that Sellers shall not make any agreement or understanding affecting the Purchased Assets or the Business (excluding the Excluded Assets or Excluded Liabilities) as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Sellers, to the extent commercially reasonable, to obtain the consents and approvals contemplated by this Section 7.4(b).

     (c) Sellers and Buyer (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other party to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto. In addition, each of Sellers and Buyer shall not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for approval unless it consults with the other party in advance and, to the extent permitted by any such Governmental Authority, gives the other party the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each of Sellers and Buyer shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each of Sellers and Buyer shall also furnish the other party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. Sellers and Buyer shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective reasonable best efforts to obtain the grant thereof by a Final Order as soon as possible.

     7.5 OPERATIONS PRIOR TO THE CLOSING DATE. (a) Sellers shall maintain the Purchased Assets and operate and carry on the Business only in the ordinary course consistent with past practice except as otherwise expressly provided in this Agreement. Consistent with the foregoing and to the extent permitted or required by the Bankruptcy Proceedings, Sellers shall use reasonable best efforts to continue operating the Business as a going concern, and to maintain the business organization of the Business intact and to preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.

          In connection therewith, and except for employees who Buyer notifies Seller will not be hired by Buyer pursuant to Schedule 8.2(a), no Seller shall
(i) transfer or cause to be transferred from the Business any employee or agent thereof, (ii) offer employment for any period on or after the Closing Date to any such employee or agent regarding whom Buyer makes offers of employment (if any), or (iii) otherwise attempt to persuade any such person to terminate his or her relationship with the Business.

     (b) Except (x) as otherwise expressly provided in this Agreement, or (y) with the express written approval of Buyer, no Seller, Transferred Subsidiary or any Subsidiary of any Transferred Subsidiary shall:

          (i) make any capital expenditure in excess of $100,000 in the aggregate with respect to the Business or enter into any Contract or commitment therefor, except in each case in the ordinary course of Business pursuant to existing Contracts;

          (ii) enter into any Contract for or relating to the Business that cannot be assigned to Buyer or a permitted assignee of Buyer under Section 11.6;

          (iii) enter into any Contract for the purchase of real property to be used, or held for use in, or otherwise relating to the Business, other than real property that is an Excluded Asset or enter into any Contract that is for a term longer than six months that cannot be terminated by Buyer without penalty or that is in the nature of a "requirements" Contract;

          (iv) purchase, sell, lease (as lessor), transfer or otherwise dispose of (including any transfer from the Business to any Affiliates of Sellers), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance or Interest on (other than Permitted Encumbrances and Assumed Liabilities), any of the Purchased Assets, other than the sale of Inventory for fair value in the ordinary course of the Business consistent with past practice;

          (v) cancel or settle any material debts owed to or material claims held by the Business (including the settlement of any claims or litigation) other than the compromise of customer accounts receivable in the ordinary course of Business consistent with past practice or agree to, settle or pay any material claim against any Seller or any Transferred Subsidiary;

          (vi) enter into, or agree to enter into, any sale-leaseback transactions;

          (vii) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates, except in the ordinary course of the Business consistent with past practice or collect or agree to collect any such receivable for less than the amount billed therefor;

          (viii) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date except in the ordinary course of the Business consistent with past practice and except for any such acceleration resulting from the Filings of which Buyer is given notice by Sellers;

          (ix) allow the levels of Inventory with respect to the Business to decline below the level necessary for the continued operation of the Business or the level customary for the Business in the ordinary course consistent with past practice, or fail to maintain the Purchased Assets in good condition, reasonable wear and tear excepted;

          (x) institute any new, or any increase (including any increase in coverage) in any existing, profit-sharing, bonus, incentive, deferred compensation, severance insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to directors, officers or employees of any Seller, Transferred Subsidiary or Subsidiary of any Transferred Subsidiary, except, solely with respect to increases, in the ordinary course of the Business consistent with prior practice (including, 401(k) plan increased contributions authorized by EGTRRA);

          (xi) except for employees who Buyer notifies Seller will not be offered employment by Buyer pursuant to Schedule 8.2(a), make any change in compensation (including salary, bonus or incentive compensation) of the directors, officers, employees of, or independent contractors or consultants to, any Seller, Transferred Subsidiary or

     Subsidiary of any Transferred Subsidiary, other than immaterial changes made consistent with prior compensation practices, provided that Sellers shall notify Buyer in writing prior to any such changes;

          (xii) enter into any collective bargaining, employment, deferred compensation, severance, consulting, independent contractor, nondisclosure, non-competition or similar agreement (or amend any such agreement) to which any Seller, Transferred Subsidiary or Subsidiary of any Transferred Subsidiary is a party or involving any of their directors, officers or employees in his or her capacity as a director, officer or employee of any Seller, Transferred Subsidiary or Subsidiary of any Transferred Subsidiary;

          (xiii) make or rescind any material election in relation to Taxes;

          (xiv) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, membership interests or other equity interests of any of the Sellers, Transferred Subsidiaries or Subsidiaries of the Transferred Subsidiaries, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, membership interests or other securities of, or other ownership interests in, any of the Sellers, Transferred Subsidiaries or Subsidiaries of the Transferred Subsidiaries;

          (xv) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Transferred Subsidiaries or Subsidiaries of the Transferred Subsidiaries, or grant or exercise options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Sellers;

          (xvi) enter into or amend any agreement or incur any commitment that involves or may involve total annual expenditure or revenues individually or in the aggregate in excess of $100,000;

          (xvii) except pursuant to the Loan Agreements, incur any indebtedness for borrowed money (including any intra-group borrowings), enter into any material guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance (other than a Permitted Encumbrance) for the benefit of a third party over any of the Purchased Assets, except as required by Requirements of Law and except in the ordinary course of the Business consistent with past practice;

          (xviii) make any payment, or otherwise remit any monies, to any Seller or its Affiliates for any purpose whatsoever;

          (xix) incur any material Liability except in the ordinary course of the Business consistent with past practice;

          (xx) change any accounting policy or practice except in the ordinary course of the Business;

          (xxi) amend the certificate of incorporation or by-laws or comparable organization documents of the Sellers, Transferred Subsidiaries or Subsidiaries of the Transferred Subsidiaries in any material respect;

          (xxii) (i) modify or terminate any Seller Agreements (other than in the ordinary course of the Business), or (ii) enter into or modify any contract containing material penalties which would be payable as a result of, and upon the consummation of, the transaction contemplated by this Agreement; or

          (xxiii) enter into any agreement or commitment to take any action prohibited by this Section 7.5.

     7.6 NOTIFICATION OF CERTAIN MATTERS. During the period prior to the Closing Date, Sellers will promptly advise Buyer in writing of (i) any Material Adverse Effect of which any of the Sellers has knowledge, or (ii) any written notice or, to the knowledge of any of the Sellers, other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

     7.7 INSURANCE. Until the Closing, Sellers shall maintain or cause to be maintained in force (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the manner and at the levels heretofore maintained by Sellers with respect to the Business and the Purchased Assets.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

     8.1 TAXES. (a) Sellers shall be liable for and shall pay or cause to be paid, and pursuant to Section 8.1(c) shall reimburse Buyer for, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, including Taxes arising from any subpart F income, as defined in Section 952 of the Code, of a Subsidiary attributable to such pre-Closing Date period or portions thereof. Buyer shall be liable for and shall pay or cause to be paid, and pursuant to
Section 8.1(c) shall reimburse the applicable Seller for, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

     (b) Notwithstanding Section 8.1(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets and not exempted under the Final Sale Order or by Section 1146(c) of the Bankruptcy Code ("Transfer Taxes") shall be borne by Buyer. Sellers and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes. Sellers shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Buyer, Sellers shall prepare and deliver to Buyer a copy of such Tax Return at least ten days before the due date thereof, and Buyer shall promptly execute such Tax Return and deliver it to Sellers, which shall cause it to be filed.

     (c) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

     8.2 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

     (a) Buyer shall offer employment to commence as of the Closing Date to all of the employees of the Sellers and Transferred Subsidiaries other than those employees listed on Schedule 8.2(a) (such employees who are not listed on Schedule 8.2(a) being "Available Employees"), provided, that at any time at least three days prior to the Closing Date, Buyer, in its discretion by written notice to Sellers, may list additional employees on Schedule 8.2(a). Those employees who accept Buyer's offer of employment and commence working for Buyer on the Closing Date shall hereafter be referred to as "Transferred Employees." For periods prior to Closing, with respect to employees, Sellers and Transferred Subsidiaries shall retain the sole responsibility for all matters relating to the maintenance of personnel and payroll records and the withholding and payment of federal, state and local income and payroll Taxes. At all times, Sellers and Transferred Subsidiaries shall retain responsibility for (i) any severance and WARN Act liability for employees who are listed on Schedule 8.2(a) or who do not accept Buyer's offer of employment that may be triggered as a result of any termination of employment, and (ii) any payment that may be triggered by the consummation of the transactions contemplated herein. Buyer shall be responsible for any severance for Transferred Employees that may be triggered as a result of any termination of employment after the Closing Date.

     (b) Effective on the Closing Date, Buyer shall assume sponsorship of, and Sellers shall transfer to Buyer all obligations under, and the sponsorship of, all of Sellers' employee benefit plans and programs listed on Schedule 8.2(b), and Sellers shall assign to Buyer and Buyer shall accept the assignment of and assume, and all third-party agreements related thereto (such as group insurance policies and third-party administrator agreements). In connection with the assumption of such plans, Buyer shall assume all liability related thereto, including but not limited to liability for claims incurred prior to the Closing Date but unpaid as of such date, to the extent such claims are not covered by an insurance policy. The Sellers shall have transferred to the Buyer all records in its possession that are necessary for the Buyer to operate such plans and programs after the Closing Date. The Buyer specifically agrees to be responsible and assume liability for completing and timely filing the Form 5500 reports for any such plans or programs for which a report is required for the 2004 plan year if not heretofore filed. Notwithstanding the foregoing, Buyer shall not assume any of Sellers' liabilities with respect to such plans or programs to the extent they are Excluded Liabilities.

     (c) Buyer will be deemed a successor employer to Sellers for COBRA purposes, and shall be responsible for all COBRA coverage for any individual whose COBRA qualifying event occurred on or prior to the Closing Date and who has rights to continuation coverage under COBRA as of or on the Closing Date, including all "M&A qualified beneficiaries" under COBRA.

     (d) Sellers shall take such actions as Buyer may request to arrange for the individuals listed on Schedule 8.2(d) to discuss with Buyer their entering into employment or consulting agreements with Buyer; provided that Buyer acknowledges that Sellers have no obligation to ensure that any such individuals become employees of Buyer. At any time at least three days prior to the Closing Date, Buyer, in its discretion by written notice to Sellers, may list additional individuals on Schedule 8.2(d). Except for Transferred Employees who enter into employment agreements with the Buyer for a definite length of time, the Buyer shall be under no obligation to continue to employ any Transferred Employee for any period.

     (e) Buyer assumes and shall pay all obligations and liabilities of the Purchaser under and as defined in the KERP.

     (f) Buyer assumes and shall pay all obligations and liabilities under the WARN Act with respect to Transferred Employees resulting from the termination of such employees' employment after the Closing Date. Sellers shall use best efforts to assist Buyer in fulfilling Buyer's obligations pursuant to the WARN Act.

     (g) Buyer shall grant all Transferred Employees from and after the Closing Date credit for all service with Sellers and their respective predecessors prior to the Closing Date for eligibility and vesting purposes under Buyer's benefit plans (including with respect to any vacation or severance benefits offered by Buyer). With respect to Buyer's benefit plans that provide welfare benefits, such plans shall, to the extent permissible, waive any exclusions or limitations with respect to pre-existing conditions and, to the extent allowed by such plans, waiting periods, and, to the extent allowed by such plans, shall credit Transferred Employees with deductibles and copayments made prior to Closing for the plan year of Buyer's plan in which the transaction occurs.

     8.3 COLLECTION OF RECEIVABLES. If, after the Closing Date, Sellers shall receive any payment from any account debtor with respect to any accounts receivable included in the Purchased Assets, Sellers shall immediately deliver such funds and assets to Buyer and take all steps necessary to vest title to such funds and/or assets in Buyer. Each Seller hereby designates Buyer and its respective officers as such Seller's true and lawful attorney-in-fact, with full power of substitution, to execute and endorse for the benefit of Buyer all checks, notes or other documents received by such Seller in payment of or in substitution or exchange for any of the Purchased Assets. Each Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence in favor of Buyer is coupled with an interest, and further agrees to execute and deliver to Buyer from time to time any documents or other instruments reasonably requested by Buyer to evidence such power of attorney.

     8.4 ADEQUATE ASSURANCES REGARDING SELLER AGREEMENTS. With respect to each Seller Agreement, Buyer will make commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of such Seller Agreement by Buyer. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Seller Agreements, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Buyer's and Sellers' employees and representatives available to testify before the Bankruptcy Court.

     8.5 PERFORMANCE UNDER SELLER AGREEMENTS. Subject to the terms and conditions of this Agreement, Buyer shall, from and after the Closing Date, (a) assume all obligations and liabilities of Sellers that constitute Assumed Liabilities under the Seller Agreements; and (b) satisfy and perform all of the Assumed Liabilities related to each of the Seller Agreements when the same are due in accordance with the terms of the Seller Agreements.

     8.6 CERTAIN ACTIONS.

     (a) Buyer hereby agrees to, and shall take all action reasonably necessary to, join any Seller as co-plaintiff in the Excluded Action, provided that the Seller plaintiffs shall control such litigation in all respects.

     (b) Within thirty days after the Closing Date, Sellers shall take such corporate, limited liability company and other actions that are necessary to change their corporate and company names, and shall change their names to, names that are not similar to or confusing with their current names, including any necessary filings required by the general corporation law or limited liability company law of the State of Michigan.

     (c) Sellers have engaged the firm of Rothschild Inc. to assist them in connection with the matters contemplated by this Agreement and Sellers will be responsible for and shall pay the fees and expenses of such firm and any other fees referred to in Section 5.20.

     8.7 COVENANT NOT TO COMPETE; NON-SOLICITATION.

     (a) For a period commencing on the Closing Date and ending on the five year anniversary of the Closing Date (the "Restricted Period"), neither the Sellers nor the Transferred Subsidiaries shall, directly or indirectly, establish, finance, own, manage, operate, engage in or otherwise participate in the conduct of, in North America and Europe, any business that is the same or substantially similar to the Business.

     (b) During the Restricted Period, the Sellers and the Transferred Subsidiaries shall not (i) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of the Buyer to terminate his, her or its relationship with the Buyer; (ii) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of the Buyer to become employees, agents, representatives, consultants or independent contractors of any other Person; (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Buyer with respect to any product or service being furnished, made, sold or leased by the Buyer; or (iv) persuade or seek to persuade any customer of the Buyer to cease to do business or to reduce the amount of business which any customer has customarily done prior to the Closing Date with the Sellers and/or the Transferred Subsidiaries or contemplates doing with the Buyer.

     (c) The parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 8.7, and that any such breach will result in immediate, substantial and irreparable injury to the Buyer for which it will have no adequate remedy at law. The Buyer shall be entitled to, without the posting of any bond, an injunction or other equitable relief issued by a court of competent jurisdiction enjoining and restraining any violation or threatened violation of this Section 8.7 by the Sellers, the Non-Transferred Subsidiaries or their shareholders, as applicable. The Sellers acknowledge and agree that (i) this Section 8.7 is a material inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and
(ii) this Section 8.7 is reasonable under the circumstances to protect the Purchased Assets and goodwill acquired by the Buyer under this Agreement. Rights and remedies provided for in this Section 8.7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

     (d) If any provision contained in this Section 8.7 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section, but this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section 8.7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

     8.8 NO LIABILITY FOR REPRESENTATIONS AND WARRANTIES. The Buyer on behalf of itself and any other Person claiming by or through the Buyer, to the fullest extent permitted by applicable law, hereby (a) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Sellers or any of the Sellers' respective past, present or future officers, directors, managers, employees, agents, consultants, advisors, legal counsel, accountants and financial advisors (collectively, the "Releasees"), based upon any actual or alleged breach of representation or warranty set forth or provided for in this Agreement or in any certificate delivered on behalf of Sellers pursuant hereto, and (b) unconditionally and irrevocably fully and forever releases and discharges each of the Releasees from any and all claims, counterclaims, setoffs, choses in action, demands, proceedings, causes of action, orders, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Buyer now has, has ever had or may hereafter have against the respective Releasees based upon any actual or alleged breach of representation or warranty of Sellers, set forth or provided for in this Agreement or in any certificate delivered on behalf of Sellers pursuant hereto; provided, however, that nothing in this Section 8.8 shall be applicable to intentional misrepresentation and fraud. In the event any Action is brought by the Buyer or any other Person claiming by or through the Buyer against any Releasee based on a claim of intentional misrepresentation or fraud, the losing party in such Action shall pay to the prevailing party in such Action all costs and expenses (including reasonable attorneys' fees and costs) incurred by the prevailing party in such Action.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE CLOSING. The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing Date, of the following conditions:

     (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required non-United States anti-trust or competition approvals shall have been obtained;

     (b) except to the extent not obviated by the Final Sale Order, all consents of Governmental Authorities required for the consummation of the transactions contemplated by this Agreement shall have become Final Orders of the respective Governmental Authorities; and

     (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of a material part of the transactions contemplated hereby shall be in effect (each party agreeing to use its commercially reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

     9.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

     (a) there shall have been no material breach by any Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Sellers contained or referred to herein or in the Disclosure Schedule shall be true and correct in all material respects on the Closing Date (except, in each case, those representations and warranties that are qualified by materiality which shall be true and correct in all respects) as though made on the Closing Date, except for changes therein specifically permitted by this Agreement; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Sellers by an authorized officer of such Sellers;

     (b) the Sale Order shall be a Final Sale Order;

     (c) between the date hereof and the Closing Date, there shall have been no Material Adverse Effect and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Sellers by an authorized officer of such Sellers;

     (d) Sellers shall have obtained all Third Party Consents; and

     (e) each of the deliveries required to be made to Buyer pursuant to Section
4.4 shall have been so delivered.

     Any condition specified in this Section 9.2 may be waived by Buyer; provided that no such waiver shall be effective against Buyer unless it is set forth in a writing executed by Buyer.

     9.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of Sellers to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

     (a) there shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date (except, in each case, those representations and warranties that are qualified by materiality which shall be true and correct in all respects) as though made on the Closing Date; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer; and

     (b) each of the deliveries required to be made to Sellers pursuant to
Section 4.3 shall have been so delivered;

     (c) the Sale Order shall have been entered and shall be in full force and effect, and all conditions contemplated by the Sale Order to consummate the transactions contemplated hereby shall have been satisfied or waived.

          Any condition specified in this Section 9.3 may be waived by the Sellers; provided that no such waiver shall be effective against the Sellers unless it is set forth in writing executed by the Sellers.

                                    ARTICLE X

                                   TERMINATION

     10.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date (any such occurrence a "Termination Date"):

     (a) by the mutual consent of Buyer and Sellers;

     (b) by Buyer or Sellers if the Sale Order has not become a Final Sale Order by 30 days after the Sale Hearing; provided that the failure of the Sale Order to become a Final Sale Order by such date shall not have been caused by, or result from, actions by the terminating party;

     (c) subject to extension as provided in the Sale Procedures Order, automatically and without further action by Buyer and Sellers if the Closing shall not have occurred on or prior to April 28, 2005 (or later date as is required to obtain any reviews or approvals under the HSR Act or other anti-trust or competition laws applicable to the transactions contemplated by this Agreement, but in no event later than May 28, 2005);

     (d) by Buyer in the event of any material breach by any Seller of any of Sellers' covenants, agreements, representations or warranties contained herein and the failure of Sellers to cure such breach within seven days after receipt of written notice from Buyer requesting such breach to be cured;

     (e) by Sellers in the event of any material breach by Buyer of any of Buyer's covenants, agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Sellers requesting such breach to be cured; or

     (f) by Buyer, upon: (i) conversion of the Filings to filings under Chapter 7 of the Bankruptcy Code; (ii) transfer of venue of one but not both of the Filings from the Bankruptcy Court or Sellers seeking to transfer the venue of either of the Filings; provided, however, that if venue of one of the Filings is transferred from the Bankruptcy Court, Sellers may seek to transfer the venue of the other Filing so that the same court has jurisdiction over both Filings and if Sellers are successful in so doing within ten business days of the transfer of venue of the first Filing, Buyer will not have a termination right pursuant to this Section 10.1(f)(ii); (iii) the filing by Sellers of a plan of reorganization or liquidation for any of Sellers which does not provide for the sale of the Purchased Assets to the Buyer under this Agreement, or the confirmation of any such plan, whether or not filed by Sellers; or (iv) the appointment of a trustee, examiner with expanded powers, receiver, responsible person, or similar party for either of Sellers.

     10.2 NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give notice of such termination to the other party to this Agreement.

     10.3 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article X, all further obligations of the parties under this Agreement (other than Sections 11.2 and 11.11) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1 SURVIVAL OF OBLIGATIONS. All representations and warranties contained in this Agreement shall terminate upon the Closing Date and all covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

     11.2 CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third

Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors and lenders, and in the case of Sellers, to their counsel, accountants or financial advisors). No party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets and the enforcement of its rights hereunder and under the Ancillary Documents; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets and may use other confidential information that is otherwise reasonably related to the Business or the Purchased Assets for purposes of the conduct of the Business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, including the Bankruptcy Proceedings, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     11.3 INVESTIGATION. Except for the representations and warranties contained in Article V and in the Disclosure Schedule, Buyer acknowledges that neither the Sellers nor any other person or entity, acting on behalf of any Seller makes or has made any other express or implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding the Business or any other matter. Buyer further agrees that neither the Sellers nor any other person or entity will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use, of any such information, and any information, document or material made available or provided to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement. Buyer acknowledges that it is Buyer's understanding that the burden to conduct an investigation of the Business lies solely with Buyer and that (a) the Sellers have no obligation to disclose matters relating to the Business; (b) any disclosure the Sellers make, or fail to make, in the course of Buyer's investigation of the Business shall not give rise to any further obligation or liability of the Sellers, including, any duty to update or supplement such disclosure; and (c) Buyer bears the risk that any information, document or material made available or provided to Buyer in the course of its investigation is inaccurate or incomplete, except in each case as set forth in this Agreement and in the Disclosure Schedule.

          Without limitation, in connection with Buyer's investigation of the Business and the Purchased Assets, Buyer has received from or on behalf of the Sellers certain projections, including, projected statements of operating revenues and income from operations of the Business for the fiscal year ending December 31, 2005 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that Buyer shall have no claim against the Sellers or any other person acting on behalf of any Seller with respect thereto. Accordingly, the Sellers make no representation or warranty with respect to such estimates, projections and other forecasts and plans including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts.

     11.4 NO PUBLIC ANNOUNCEMENT. Neither Sellers nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, including as may be required by the Bankruptcy Proceedings, or the rules of any stock exchange or NASDAQ, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     11.5 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by personal delivery, by registered or certified mail (first class postage prepaid) or by a nationally recognized private overnight courier service addressed as follows:

          If to Buyer, to:

          NEW VENTURE HOLDINGS, LLC
          c/o Kramer Levin Naftalis & Frankel LLP
          1177 Avenue of the Americas
          New York, New York 10036
          Attn: Thomas M. Mayer

          and:

          HMC VENTURE, INC.
          c/o Harbert Distressed Investment Master Fund, Ltd.
          555 Madison Avenue, 28th Floor
          New York, New York 10022
          Attn: Philip A. Falcone

          and:

          THE YUCAIPA COMPANIES
          9130 West Sunset Boulevard
          Los Angeles, CA 90069
          Attn: Ed Renwick

          with a copy to:

          Kramer Levin Naftalis & Frankel LLP
          1177 Avenue of the Americas
          New York, New York 10036
          Attn: Thomas M. Mayer

          and:

          Munger, Tolles & Olson LLP
          355 South Grand Avenue, 35th Floor
          Los Angeles, CA 90071
          Attn: Thomas B. Walper

          and:

          Clifford Chance US LLP
          31 West 52nd Street
          New York, New York 10019-6131
          Attn: G. David Brinton

          If to Sellers, to:

          VENTURE HOLDINGS COMPANY, LLC

          6555 15 Mile Road
          Sterling Heights, Michigan 48312
          Facsimile: 586.276.1839
          Attn: David Barnes, Esq.

          with copies to:

          Foley & Lardner LLP
          500 Woodward Ave., Suite 2700
          Detroit, Michigan 48226
          Attn: Judy A. O'Neill, Esq., Nicole Y. Lamb-Hale, Esq.

          and:

          DELUXE PATTERN CORPORATION
          34537 Bennett Drive
          Fraser, MI 48026-9002
          Attn: Kevin Collins

          with copies to:

          Shaw Gussis Fishman Glantz Wolfson & Towbin, LLC
          321 North Clark Street, Suite 800
          Chicago, Illinois 60610
          Attn: Brian M. Graham, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by a nationally recognized private overnight courier service, on the date following the date upon which it is delivered for overnight delivery to such courier service, if sent by mail, on the earlier of the date of actual receipt or the fifth business day after deposit in the United States mail, or, if delivered personally, on the date of such delivery.

     11.6 SUCCESSORS AND ASSIGNS. (a) The rights of the parties under this Agreement shall not be assignable by such parties prior to the Closing without the written consent of the other, except that all or any portion of the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Sellers, to any Affiliate of Buyer; provided that (i) the assignee shall assume in writing all of Buyer's obligations to Sellers hereunder, and (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, consolidation, liquidation (including successive mergers, consolidations or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.6 any right, remedy or claim under or by reason of this Agreement.

     11.7 ACCESS TO RECORDS AFTER CLOSING. For a period of six years after the Closing Date, Sellers and its Representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this
Section 11.7.

          For a period of six years after the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records relating to the Business that Sellers may retain after the Closing Date. Such access shall be afforded by Sellers upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 11.7. If Sellers shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

     11.8 ENTIRE AGREEMENT; AMENDMENTS; SCHEDULES. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies.

     11.9 INTERPRETATION. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Reference to the singular includes the plural and reference to the plural includes the singular, according to the context. Reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute shall include any amendments thereto, any successor statutes and all regulations, rulings and orders promulgated thereunder, in effect at any applicable date of determination. Except as otherwise stated, reference to Articles, Sections, Schedules, Exhibits, paragraphs and recitals means the Articles, Sections, Schedules, Exhibits, paragraphs and recitals of this Agreement. The words "including" or "includes" or similar terms used herein shall be deemed to be followed by the words "without limitation", whether or not such additional words are actually set forth herein.

     11.10 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     11.11 EXPENSES. Except as otherwise provided herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

     11.12 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     11.13 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the parties hereto.

     11.14 FURTHER ASSURANCES. From time to time following the Closing and subject to any approval of the Bankruptcy Court that may be required, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such other documents and instruments, including instruments of conveyance and transfer, as Buyer may reasonably request or as may be otherwise necessary, and Sellers shall take all other actions as may be reasonably necessary, to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession and control of the Business and the Purchased Assets, and to effect the transactions contemplated by this Agreement and the Ancillary Agreements. Sellers shall also use reasonable best efforts to cooperate with and assist Buyer in preparing and submitting any information required in connection with registrations and licenses that relate to periods of time before and after the Closing Date. Sellers and Buyer further agree to reasonably cooperate with each other with respect to the appropriate disposition of any Assumed Liability or Excluded Liability, including without limitation any Actions, provided that such duty to reasonably cooperate shall in no event affect the status of any liability as an Assumed Liability or an Excluded Liability.

     11.15 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Michigan.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                         BUYER:

                                         NEW VENTURE HOLDINGS, LLC

As manager to New Venture Holdings,
LLC and at the direction of the
Required Lenders under the
Prepetition Credit agreement
                                         By: /s/ JP Morgan Chase Bank, NA
                                             -------------------------------
                                         Name: Phillip D. Martin
                                         Title: Senior Vice President

                                         SELLERS:

                                         VENTURE HOLDINGS COMPANY, LLC

                                         By: /s/ David E. Barnes
                                             -------------------------------
                                         Name: David E. Barnes
                                         Title: Vice President and
                                                General Counsel

                                         DELUXE PATTERN CORPORATION

                                         By: /s/ Kevin P. Collins
                                             -------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                         VEMCO, INC.

                                         By: /s/ David E. Barnes
                                             -------------------------------
                                         Name:
                                               -----------------------------
                                         Title:
                                                ----------------------------

                                         VENTURE INDUSTRIES CORPORATION

                                         By: /s/ David E. Barnes
                                             -------------------------------
                                         Name:
                                               -----------------------------
                                         Title:
                                                ----------------------------

                                         VENTURE MOLD & ENGINEERING CORPORATION

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         VENTURE LEASING COMPANY

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         VENTURE LEASING, INC.

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         VENTURE HOLDINGS CORPORATION

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         VENTURE SERVICE COMPANY

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         EXPERIENCE MANAGEMENT LLC

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         VENTURE EUROPE, INC.

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         VENTURE EU CORPORATION

                                         By: /s/ David E. Barnes
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                         FARM & COUNTRY REAL ESTATE COMPANY

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                         PATENT HOLDING COMPANY

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                         REALVEN CORPORATION

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                         VENTURE AUTOMOTIVE CORPORATION

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                         VENTURE EQUIPMENT ACQUISITION COMPANY

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                         VENTURE HEAVY MACHINERY LLC

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Manager

                                         VENTURE REAL ESTATE, INC.

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                         VENTURE REAL ESTATE ACQUISITION COMPANY

                                         By: /s/ Kevin P. Collins
                                             -----------------------------------
                                         Name: Kevin P. Collins
                                         Title: Director

                                    EXHIBIT A

                                 DELUXE ENTITIES

Deluxe Pattern Corporation
Farm & Country Real Estate Company
Patent Holding Company
Realven Corporation
Venture Automotive Corporation
Venture Equipment Acquisition Company
Venture Heavy Machinery LLC
Venture Real Estate, Inc.
Venture Real Estate Acquisition Company

                                    EXHIBIT B

                                VENTURE ENTITIES

Venture Holdings Company, LLC
Vemco, Inc.
Venture Industries Corporation
Venture Mold & Engineering Corporation
Venture Leasing Company
Venture Leasing, Inc.
Venture Holdings Corporation
Venture Service Company
Experience Management LLC
Venture Europe, Inc.
Venture EU Corporation

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

            Reference is made to that certain Asset Purchase Agreement, dated as of April 8, 2005 (the "Purchase Agreement"), among Deluxe Pattern Corporation, a Michigan corporation ("Deluxe Pattern"), and certain of its Affiliates listed in Exhibit A attached thereto (together with Deluxe Pattern, the "Deluxe Entities"), Venture Holdings Company, LLC, a Michigan limited liability company ("Venture Holdings"), and certain of its Affiliates listed in Exhibit B attached thereto (together with Venture Holdings, the "Venture Entities", and together with the Deluxe Entities, "Sellers") and New Venture Holdings, LLC, a Delaware limited liability company ("Buyer"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

            WHEREAS, Sellers and Buyer desire to amend the Purchase Agreement, Exhibits thereto and Disclosure Schedule pursuant to this first amendment (this "Amendment");

            WHEREAS, pursuant to Section 11.8 of the Purchase Agreement, the Purchase Agreement shall not be amended, modified, or supplemented except by a written instrument signed by an authorized representative of each of the parties thereto;

            WHEREAS, pursuant to Section 44 of the Sale Order, the Purchase Agreement may be modified, amended or supplemented by the parties thereto, in a writing signed by both parties, and in accordance with the terms thereof, without further order of the Bankruptcy Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Sellers' estate.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Sellers and Buyer as follows:

      1. Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of "Auction Date" in its entirety.

      2. Section 2.1(f) of the Purchase Agreement is hereby amended by adding ", other than the Leases of Leased Real Property listed on Schedule 2.1(f)" immediately after "Leased Real Property".

      3. The penultimate paragraph of Section 2.1 of the Purchase Agreement is hereby amended by replacing the words "five days" with "three days.

      4. The first sentence of the last paragraph of Section 2.1 of the Purchase Agreement is hereby replaced in its entirety by the following:

            "At any time prior to three days prior to the Closing Date, Buyer may, in its discretion by written notice to Sellers, designate any of the Purchased

            Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated."

      5. Section 2.2(e) of the Purchase Agreement is hereby amended and supplemented by adding " and the Action involving Multi-Matic Sales & Marketing, Inc. pending in the United States Bankruptcy Court for the Eastern District of Michigan" immediately after "Michigan".

      6. Section 2.3(d) of the Purchase Agreement is hereby amended by adding ", other than Trade Payables listed on Schedule 2.3(d)" immediately after "$23 million".

      7. The first sentence of Section 4.1 of the Purchase Agreement is hereby replaced in its entirety by the following:

            "Upon the terms and subject to the satisfaction of the conditions contained in Article IX, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (the "Closing") shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, at 10:00 A.M. (local time) on May 2, 2005, or at such other place or time as Buyer and Sellers may mutually agree."

      8. Section 4.3(e) of the Purchase Agreement is hereby redesignated as
Section 4.3(g), and Section 4.3 of the Purchase Agreement is hereby amended and supplemented by adding new clauses (e) and (f) immediately following "Buyer" in clause (d):

            ";

            (e) a notarial deed of transfer of shares in Venture Peguform Netherlands B.V., executed by Buyer's subsidiary, Plashof Holding B.V., in accordance with Dutch law;

            (f) a notarized copy of the agreement for the transfer of the 1% partnership interest in Peguform Bohemia k.s., executed by Buyer or one of Buyer's subsidiaries, in accordance with Czech law; and"

      9. Section 4.4(f) of the Purchase Agreement is hereby redesignated as
Section 4.4(h), and Section 4.4 of the Purchase Agreement is hereby amended and supplemented by adding new clauses (f) and (g) immediately following "Code" in clause (e):

            ";

            (f) a notarial deed of transfer of shares in Venture Peguform Netherlands B.V., executed by Venture EU Corporation, as Seller, in accordance with Dutch law;

            (g) a notarized copy of the agreement for the transfer of the 1% partnership interest in Peguform Bohemia k.s., executed by Venture EU Corporation, as Seller, in accordance with Czech law; and"

      10. Section 10.1(c) of the Purchase Agreement is hereby amended by replacing "April 28, 2005" with "May 2, 2005" and by replacing "May 28, 2005" with "June 2, 2005".

      11. Any reference to "Venture Leasing, Inc." in the Purchase Agreement, Exhibits thereto, or the Disclosure Schedule shall be changed to "Vemco Leasing, Inc."

      12. Schedule 1.1(b) to the Purchase Agreement is hereby amended by deleting the Contracts to which Morton and DaimlerChrysler (D-Segment Interior) are listed as parties.

      13. Schedule 2.1(e) to the Purchase Agreement is hereby amended and supplemented by adding the following as item 6 and renumbering the remaining items on Schedule 2.1(e) accordingly:

            "All Leases of Leased Real Property listed on Schedule 5.4(b), other than the Leases of Leased Real Property listed on Schedule 2.1(f)."

      14. Schedule 2.2(d) to the Purchase Agreement is hereby amended and supplemented by adding the following as item 8 under the heading "With respect to Venture Entities only:":

            "400 South Bridge Street, Portland, Indiana 47371
            Owner: Venture Holdings Corporation"

      15. The Disclosure Schedule to the Purchase Agreement is hereby amended by adding "Schedule 2.1(f)" and "Schedule 2.3(d)", each of which are attached hereto.

      16. Schedule 5.4(a) to the Purchase Agreement is hereby amended and supplemented by adding the following as item 32 at the end of Schedule 5.4(a):

            "32.  G-3367 Corunna Rd., Flint Township, Michigan
                  Owner: Vemco, Inc."

      17. Sellers and Buyer agree that no amendment provided herein shall have a material adverse effect on Sellers' estate.

      18. Except as specifically amended by this Amendment, the Purchase Agreement remains in full force and effect in accordance with its terms.

      19. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the parties hereto.

      20. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Michigan.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of April 29, 2005

                                 BUYER:

                                 NEW VENTURE HOLDINGS, LLC

                                 JP Morgan Chase Bank, NA as Manager of
                                 New Venture Holdings, LLC

                                 By: /s/ Phillip D. Martin
                                     -----------------------------------
                                 Name: Phillip D. Martin
                                 Title: Senior Vice President

                                 SELLERS:

                                 VENTURE HOLDINGS COMPANY, LLC

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:  David E. Barnes
                                 Title: Vice President and General Counsel

                                 DELUXE PATTERN CORPORATION

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:  Kevin P. Collins
                                 Title: Director

                                 VEMCO, INC.

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE INDUSTRIES CORPORATION

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE MOLD & ENGINEERING CORPORATION

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE LEASING COMPANY

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VEMCO LEASING, INC.

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE HOLDINGS CORPORATION

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE SERVICE COMPANY

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 EXPERIENCE MANAGEMENT LLC

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE EUROPE, INC.

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE EU CORPORATION

                                 By: /s/ David E. Barnes
                                     -----------------------------------
                                 Name:
                                 Title:

                                 FARM & COUNTRY REAL ESTATE COMPANY

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:  Kevin P. Collins
                                 Title: Director

                                 PATENT HOLDING COMPANY

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:
                                 Title:

                                 REALVEN CORPORATION

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE AUTOMOTIVE CORPORATION

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE EQUIPMENT ACQUISITION COMPANY

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE HEAVY MACHINERY LLC

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE REAL ESTATE, INC.

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:
                                 Title:

                                 VENTURE REAL ESTATE ACQUISITION COMPANY

                                 By: /s/ Kevin P. Collins
                                     -----------------------------------
                                 Name:
                                 Title:

                                 SCHEDULE 2.1(f)

                          EXCLUDED LEASED REAL PROPERTY

1.        Address:    2230B Pembroke Road, Hopkinsville, Kentucky
          Lessor:     Hopkinsville Associates Limited Partnership through
                      leasing agent Philip Mullins Co., Inc.
          Lessee:     Venture Industries Corporation

2.        Address:    1940 Barrett, Troy, Michigan
          Lessor:     Louca Mold Company
          Lessee:     Venture Mold & Engineering Corporation
          Used by:    Deluxe Pattern Company

3.        Address:    1027 E. Fourteen Mile Road, Troy, Michigan
          Lessor:     Donald C. Nolta
          Lessee:     Venture Industries Corporation and Deluxe Pattern
                      Corporation

4.        Address:    26155 Groesbeck Highway, Warren, Michigan 48089
          Lessor:     Richard T. Gordon
          Lessee:     Venture Industries Corporation

5.        Address:    13360 Helen St., Detroit, Michigan
          Lessor:     Pronto Properties, L.L.C.
          Lessee:     Venture Industries Corporation

6.        Address:    91 Manchester, Highland Park, Michigan
          Lessor:     Woodward - Manchester Corporation
          Lessee:     Venture Industries Corporation

7.        Address:    42500 Mound Road, Sterling Heights, Michigan
          Lessor:     Mound Road Associates
          Lessee:     Venture Global Engineering
          Used by:    Deluxe Pattern Company

8.        Address:    17741 Malyn, Fraser, MI
          Lessor:     Deluxe Development Co.
          Lessee:     Deluxe Pattern Company
          Used by:    Deluxe Pattern Company

9.        Address:    27733 Groesbeck Highway, Warren, MI
          Lessor:     Aaron Jade
          Lessee:     "Venture"
          Used by:    __________________________

10.       Address:    33714 & 33716 Doreka, Fraser, Michigan 48026
          Lessor:     Ercole and Joanne Di Stefano
          Lessee:     Venture Industries Corporation

                                 SCHEDULE 2.3(d)

                             EXCLUDED TRADE PAYABLES

                  Amounts are rounded to the nearest thousand.

1.    ATCO in the amount of $796,000.

2.    Deloitte & Touche in the amount of $398,000.

3.    Productivity Improvement Center in the amount of $360,000.

4.    PricewaterhouseCoopers in the amount of $203,000.

5.    Met Life audit settlement in the amount of $525,000.